Exhibit 99.1

ONLINE VACATION CENTER HOLDINGS CORP. ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENT TO SELL ASSETS AND LIABILITIES OF TWO WHOLLY OWNED SUBSIDIARIES.

October 22, 2009

PLANTATION, Fla., -- (BUSINESS WIRE) -- Online Vacation Center Holdings Corp. (OTCBB: ONVC) announced today the execution of a definitive agreement (the “Agreement”) to sell the assets and liabilities arising from customer travel after November 2, 2009 of its wholly owned subsidiaries, La Tours and Cruises, Inc. (“La Tours”) and Thoroughbred Travel LLC (“Thoroughbred “) to West University Travel LLC, a Texas limited liability company (“West University”). The principal members of West University are Ray Schutter, President of La Tours and Thoroughbred, and Cecilia Schutter. Pursuant to the Agreement, Mr. and Mrs. Schutter will return 50,000 restricted shares of the Company’s common stock and forgive the Company’s $100,000 note issued to the Schutters in conjunction with the Company’s acquisition of La Tours on January 3, 2007. Upon consummation of the Agreement, Mr. Schutter will resign as President of La Tours and Thoroughbred and the Company will retire the 50,000 shares of its common stock. Thoroughbred Travel LLC was acquired by the Company on September 26, 2006.

Edward Rudner, CEO of Online Vacation Center Holdings Corp. said. "While we are grateful and appreciative of the significant contributions made by Ray and Cecilia Schutter, this transaction allows us to focus on our complimentary business lines of Dunhill Vacations and Online Vacation Center."

About Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.